EXHIBIT 10.3 - Executive Compensation Agreement


EXECUTIVE COMPENSATION AGREEMENT

THIS EXECUTIVE COMPWNSATION AGREEMENT ("Agreement"), dated January 2, 2007, is by and between Chris M. Hymel ("Employee") and Biodyne Development Company, or any subsequent surviving entity ("Employer").

R E C I T A L S:

WHEREAS, Employer's board of directors (the "Board") desires to employ Employee in an Employee capacity and the Employee desires to be so employed in such capacity;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I: Term

1.1 Employment. Employer employs Employee and Employee accepts employment under the terms and conditions of this Agreement.

1.2 Term. The term of this Agreement shall be for Twenty-Four (24) months with an annual open option thereon as set forth herein and shall be effective as of January 2, 2007, and shall continue through December 31, 2009. Unless written notice of termination is given to Employee, or Employer, not less than three (3) months prior to the termination of this Agreement, this Agreement will be extended for additional twelve (12) month periods,

   A. Option Term. Upon the condition that there is no breach of any condition or term of this Agreement at the time of exercise, this Agreement may be extended annually, for an additional period of twelve (12) months, on the same terms and conditions of this Agreement, unless modified or amended upon the written consent of Employer and Employee.

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ARTICLE II: Compensation

2.1 Compensation. For all services rendered by Employee, Employer shall pay Employee a base salary commencing on January 2, 2007, of One Hundred Thousand Dollars ($100,000) per year payable in cash or equivalent value on Corporate Securities, provided at the Employees prevailing acquisition rate, at the discretion of the Employee.

2.2 Salary Adjustment. Salary is to be increased by Ten Thousand Dollars ($10,000) per year up to a maximum annual salary of One Hundred Twenty Thousand Dollars ($120,000). Any further salary increases will be determined by the Broad of Directors.

2.3 Earned Monetary Bonuses. Employee shall be entitled to an annual bonus as determined by the Company's Board of Directors. Employee's performance shall be reviewed annually to determine the payment of bonuses.

2.4 Automobile. Company will provide to Employee the use of an automobile of Employee's choice at a gross purchase price not to exceed Twenty
Thousand ($20,000). Company agrees to replace the automobile with a new one at Employee's request no more often than once every three years. Company will pay all automobile operating and maintenance expenses and will either, procure, and maintain in force, an automobile insurance policy which includes liability, comprehensive and collision coverage, or reimburse Employee the cost of procuring said insurance coverage.

2.5 Stock Option Consideration. While currently not available, Employee, as partial consideration for his services, shall be entitled to participate in and receive any Stock Options available under any future options plan as determined by the Company's Board of Directors. Such determination shall be made on an annual basis.

2.6 Employee Benefits. In addition to the foregoing, Employee shall be entitled to the following:

   A. Holidays. Employee will be entitled to at least Ten (10) paid holidays each calendar year and ten (10) personal days. Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Employee isnot entitled to any personal holidays during the first six months of employment.

   B. Vacation. Following the first six months of employment, Employee shall be entitled to fifteen (15) paid vacation days each year.

   C. Sick Leave. Employee shall be entitled to sick leave and emergency leave of up to thirty (30) days. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

   D. Medical Insurance. Company agrees to:

      i. Provide Employee and his immediate family medical insurance at no charge to the Employee, or

      ii. Reimburse Employee for acquiring such medical insurance coverage, and/or

      iii. Reimburse Employee for all "out-of-pocket" medical expenses for Employee and his immediate family.

      The total cost of medical insurance plus reimbursement of medical expenses shall not exceed Ten Percent (10%)of the base Salary per year.

   E. Pension and Profit Sharing Plans. Employee shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

   F. Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

   G. Education/Professional Development Reimbursement: Employee shall be entitled to reimbursement for educational/professional development expenses consistent with the goals of the Company up to an amount of Five Thousand Dollars ($5,000) per year.

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ARTICLE III: Duties of Employee

3.1 Duties. Employee is engaged as President and CEO; and shall have authority over such decision-making and managerial duties regarding the business of Employer; and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer, reporting only to the Board. The precise services of Employee may be extended or curtailed by mutual agreement of Employer and Employee from time to time.

3.2 Extent of Services. Employee shall devote so much of his productive time, ability and attention to the business of the Company as is necessary to fulfill his duties; and shall perform all such duties in a professional, ethical and businesslike manner. Employee will not, either during the term if this Agreement and for a period of twelve (12) month thereafter, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other business capacity, which is competitive with the business of the Company, without the express written consent of the Company. Furthermore, the Board may require that Employee account for his time spent performing his duties hereunder at any time.

Upon such notice, Employee shall account for his time and deliver such accounting to the Board until further notified. Based upon such records, the Board, in its sole discretion, may adjust Employee's flexible and/or full time off (FTO) and/or salary during such period accordingly.

3.3 Engaging in Other Employment. Employee hereby agrees to undertake the responsibilities for and devote his productive time, abilities, and attention to the business of Employer during the term of this Agreement. Any outside employment in any capacity is acceptable to the extent that there is no conflict with the duties and obligations of employee's role as President and CEO of Employer.

3.4 Accountability. Employee shall be directly responsible to the Board.

3.5 Code of Ethics. Employee agrees to comply with the "Code of Ethics for the Directors and Officers" in the conduct of his business on behalf of Employer. (Copy attached)

ARTICLE IV: Duties of Employer

4.1 Payment of Compensation and Provision of Benefits. During the terms hereof, Employer agrees to pay all compensation, benefits, allowances and FTO due to Employee as set forth herein.

4.2 Working Facilities. Employer shall provide offices, administrative help and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

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ARTICLE V: Disability; Death During Employment

5.1 Disability. If Employee is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed twelve (12) months shall be sixty percent (60%) of Employee's then current salary.

Employee's full compensation shall be reinstated upon his recovery.

Notwithstanding anything to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from his employment, for whatever cause, for a continuous period of more than twelve (12) months, and the obligations of Employer shall thereupon terminate. If it is determined, pursuant to the terms of this Agreement, that Employee is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an employee to replace him in whatever position he may have at that time.

In lieu of the foregoing, Employer may obtain disability insurance for Employee. Should this occur, paragraph 5.1 shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1.

5.2 Death During Employment. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which death occurs. In addition, Employer shall pay a sum equal to two (2) year's compensation payable in equal monthly installments after the death of Employee to the spouse of Employee or if he is not survived by his spouse, then to Employee's heirs in equal shares, or if there are no such surviving heirs, to the estate of Employee.

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ARTICLE VI: Confidential Information; Trade Secrets; Proprietary Rights

6.1 Confidentiality. Employee hereby acknowledges that he has received, and/or will receive in the future, information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, employee agreements, which information is deemed confidential information (the "Confidential Information").

The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer's business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of two (2) years subsequent to the termination of this Agreement or termination of Employee as an employee of Employer, whether such termination is with or without cause.

6.2 Products. All products relating to Employer's business, designed, improved or enhanced by Employee, will be the sole property of Employer and Employee will not be allowed to possess or use them unless Employer agrees in writing thereto. Whenever requested to do so by Employer, Employee will execute any and all applications, assignments or other instruments that Employer deems necessary to protect Employer's interests therein. Employee's obligations hereunder shall survive the termination of Employee's employment with respect to inventions, discoveries and improvements conceived or made by Employee during the term of Employee's employment described in this Agreement.

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ARTICLE VII: Non-Competition

7.1 Non-Competition. During Employee's term of employment set forth in this Agreement, and for a period of one (1) year thereafter, Employee will not directly or indirectly be an owner, partner, director, manager, officer or employee or otherwise render services or be associated with any business that competes with Employer.

ARTICLE VIII: Termination / Note Purchase

8.1 Termination With Cause. With cause, Employer may terminate this Agreement upon thirty (30) days' notice to Employee. In such event, Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination. Severance allowance shall be equal to six (6) month's salary of Employee. For purposes of this Agreement, termination "with cause" shall be for any of the following:

   A. Any breach of any material obligations owed to Employer;

   B. Failure to follow the directive of the Company's board of directors; or,

   C. Conviction of a felony or any act involving moral turpitude.

8.2 Termination Without Cause. Employer may terminate Employee without cause upon sixty (60) days written notice. Upon termination without cause by employer, Employee shall be entitled to cash compensation equal to the greater of the following: (A) the then existing base salary of Employee, as defined in Article 2.1, for the remainder of the term of this Agreement; or
(B) the then existing base salary of Employee, as defined in Article 2.1, for a period of twelve (12) months from the date of termination without cause. In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Employee on a monthly basis.

8.3 Termination Upon Sale of Business. Notwithstanding anything to the contrary, Employer may terminate this Agreement upon thirty (90) days' written notice upon the happening of any of the following events which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Agreement.

   A. The sale by Employer of substantially all of its assets to a single purchaser or a group of associated purchasers;

   B. The sale, exchange or other disposition, in one transaction, of at least fifty percent (50%) of the outstanding common shares of the Employer;

   C. A decision by Employer to terminate its business and liquidate its assets; or the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

   D. Notwithstanding the foregoing, should Employer agree to sell all or substantially all of its assets, Employer shall purchase Employee's Shares for an amount of the greater of the Stock Purchase Price or the same price sold by other of Employer's shareholders.

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ARTICLE IX: General Provisions

9.1 Waiver of Breach. The waiver by Employer of breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

9.2 Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights and obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9.3 Modification. This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

9.5 Integration Clause. This instrument contains the entire agreement between the parties hereto and supersedes any and all prior written and/or oral agreements. This Agreement may be altered or modified only in writing signed by the parties hereto.

9.6 Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the parties at each party's last known address.

9.7 Attorneys' Fees. Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

9.8 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, it is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted through the American Arbitration Association, to be arbitrated in accordance with its rules and regulations and procedures in Houston, Texas. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.



Executive Employee:                   /s/ Chris M. Hymel
                                      --------------------------------
                                      Chris M. Hymel




For Biodyne Development Company:      /s/ Herbert Joe
Employer):                            --------------------------------
                                      Herbert Joe, Corporate Secretary